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As filed with the Securities and Exchange Commission on August 10, 2005

Registration No. 333-124303

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-8
TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	152 West 57th Street New York, New York 10019 (Address of Principal Executive Offices Including Zip Code)	59-2712887 (I.R.S. Employer Identification No.)

        HSN, Inc. 1997 Stock & Annual Incentive Plan; Amended and Restated 2000 Stock & Annual Incentive Plan; Equity and Bonus Compensation Agreement; Deferred Compensation Plan for Non-Employee Directors; Home Shopping Network, Inc. 1996 Stock Option Plan for Employees; USA Networks, Inc. Restated Directors' Stock Option Plan; Silver King Communications, Inc. 1995 Stock Option Plan; Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan; Ticketmaster Stock Plan, as Amended and Restated; Ticketmaster 1999 Stock Plan, as Amended; Ticketmaster Online-Citysearch, Inc. 1998 Stock Plan; Ticketmaster Online-Citysearch, Inc. 1996 Stock Plan; Ticketweb, Inc. 2000 Stock Plan; Hotels.com 2000 Stock Plan; Hotels.com 2003 Stock Plan; Amended and Restated 2001 Stock Incentive Plan of LendingTree, Inc.; Amended and Restated 1999 Stock Incentive Plan of LendingTree, Inc.; 1998 Stock Option Plan of LendingTree, Inc.; 1997 Stock Option Plan of Creditsource USA, Inc., f/k/a Lewisburg Ventures, Inc.; Expedia, Inc. 1999 Amended and Restated Stock Option Plan; Expedia, Inc. Amended and Restated 2001 Stock Plan; Hotwire, Inc. 2000 Equity Incentive Plan; ServiceMagic, Inc. Amended and Restated 1999 Stock Option Plan; the Cornerstone Brands, Inc. 1998 Stock Incentive Plan; AskJeeves 1996 Equity Incentive Plan; AskJeeves 1999 Equity Incentive Plan, as Amended; AskJeeves, Inc. 1999 Non-Qualified Equity Incentive Plan, as Amended; 1998-A Direct Hit Stock Plan; Interactive Search Holdings, Inc. 2001 Equity Incentive Plan; and Interactive Search Holdings, Inc. 2003 Equity Incentive Plan.

(Full Title of the Plans)

GREGORY R. BLATT, ESQ.
Executive Vice President, General Counsel and Secretary
IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019
(Name and Address of Agent For Service)

(212) 314-7300
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

IAC Common Stock, par value $0.001 per share	51,377,461	N/A	N/A	N/A

(1)
This Amendment No. 2 on Form S-8 to Form S-4 covers up to 51,377,461 shares of IAC Common Stock that were originally registered on a Registration Statement on Form S-4, as amended (SEC File No. 333-124303) (the "Form S-4"), filed by IAC with the Securities and Exchange Commission on April 25, 2005 ("Amendment No. 2 on Form S-8 to Form S-4").

(2)
Pursuant to Rule 416(a) under the Securities Act, this Amendment No. 2 on Form S-8 to Form S-4 also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)
Not applicable. All filing fees were paid in connection with the registration of these securities on the Form S-4.

INTRODUCTION

        IAC hereby amends its Registration Statement on Form S-4, as amended (SEC File No. 333-124303) by filing this Post-Effective Amendment No. 2 on Form S-8 to Form S-4 to register 51,377,461 shares of IAC Common Stock, $0.001 par value, issuable in connection with grants of equity awards under the plans listed on the cover of this Registration Statement (the "Historical Plans").

        On August 9, 2005, IAC completed a reclassification of its capital stock and a one-for-two reverse stock split that resulted in holders of IAC capital stock having the right to receive a proportionate amount of the capital stock of Expedia. Pursuant to that transaction, Expedia was spun-off as an independent, separately traded public company (the "Spin-Off"). Among other things, in the transaction, each share of IAC $0.01 par value common stock was reclassified into one share of IAC $0.001 par value common stock and 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock. In turn, the IAC Series 1 Mandatory Exchangeable Preferred Stock was automatically exchanged into one share of Expedia $0.001 par value common stock immediately following the reclassification.

        IAC stock options and other equity-based awards granted pursuant to Historical Plans that remain outstanding after the Spin-Off are exercisable or convertible, as applicable, into shares of IAC $0.001 par value common stock. The other terms and conditions of these stock options and other equity-based awards will continue to apply in accordance with the terms of the applicable Historical Plan and/or the related award agreements under which they were originally issued.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required in Part I of this Registration Statement is included in the relevant prospectus for the applicable Historical Plan (the "Prospectus"), which the Registrant has excluded from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed by IAC with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

  1.
  IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended;

  2.
  IAC's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005;

  3.
  IAC's Current Reports on Form 8-K (other than information furnished under Regulation FD) filed with the SEC on the following dates:

  •
  February 7, 2005
  •
  February 16, 2005 (1 report)
  •
  March 24, 2005
  •
  March 28, 2005
  •
  March 30, 2005

    •
    April 4, 2005 (2 reports)
    •
    May 2, 2005
    •
    May 4, 2005
    •
    May 6, 2005
    •
    May 9, 2005
    •
    May 18, 2005
    •
    June 13, 2005
    •
    July 12, 2005
    •
    July 15, 2005
    •
    July 18, 2005
    •
    July 22, 2005
    •
    July 25, 2005
    •
    August 2, 2005
    •
    August 9, 2005

  5.
  The disclosure set forth under the caption "Description of IAC Capital Stock After the Spin-Off" contained in IAC's Registration Statement on Form S-4, as amended (SEC File No. 333-124303).

        All documents subsequently filed by IAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Registrant's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See Exhibit Index.

Item 9.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 2 on Form S-8 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of August, 2005.

IAC/INTERACTIVECORP
By:	/s/ THOMAS J. MCINERNEY
	Name:	Thomas J. McInerney
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 2 on Form S-8 to Form S-4 has been signed by the following persons in the capacities indicated as of August 10, 2005:

Name and Signature	Title

/s/ BARRY DILLER* Barry Diller	Chairman of the Board and Chief Executive (Principal Executive Officer)
/s/ VICTOR A. KAUFMAN* Victor A. Kaufman	Vice Chairman and Director
/s/ THOMAS J. MCINERNEY* Thomas J. McInerney	Executive Vice President and Chief Financial Officer
/s/ MICHAEL H. SCHWERDTMAN Michael H. Schwerdtman	Vice President and Controller (Principal Accounting Officer)
/s/ EDGAR BRONFMAN, JR.* Edgar Bronfman, Jr.	Director
/s/ DONALD R. KEOUGH* Donald R. Keough	Director
/s/ MARIE-JOSÉE KRAVIS* Marie-Josée Kravis	Director
/s/ BRYAN LOURD Bryan Lourd	Director

/s/ STEVEN RATTNER Steven Rattner	Director
/s/ GEN. H. NORMAN SCHWARZKOPF* Gen. H. Norman Schwarzkopf	Director
/s/ ALAN G. SPOON* Alan G. Spoon	Director
/s/ DIANE VON FURSTENBERG* Diane Von Furstenberg	Director
*By:	/s/ THOMAS J. MCINERNEY Thomas J. McInerney Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex A to the proxy statement/prospectus included in Amendment No. 3 to IAC's Registration Statement on Form S-4, filed with the Commission on June 17, 2005 (SEC File No. 333-124303)).
4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on September 20, 2002).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares to be issued.
23.1	Consent of Ernst & Young LLP, registered public accounting firm for IAC/InterActiveCorp.
23.2	Consent of Ernst & Young LLP, registered public accounting firm for Vivendi Universal Entertainment LLLP.
23.3	Consent of Ernst & Young LLP, registered public accounting firm for Expedia, Inc.
23.4	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor, Incorporated.
23.5	Consent of Ernst & Young LLP, registered public accounting firm for Ask Jeeves, Inc.
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1	Powers of Attorney.*
*	Previously filed.

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INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX